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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

)
_______________________________________________________________________________
1.   Name and Address of Reporting Person

Moore                                David                J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
c/o 24/7 Real Media, Inc.
   1250 Broadway
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                                    (Street)

New York                               NY                10001
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

24/7 Real Media, Inc. ("TFSM")

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

October 16, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially owned
================================================================================

                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                        3.           Disposed of (D)                 Securities     Form:     7.
                                        Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.Trans-          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    action            (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security     Date              ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, par
value $.01 per share  10/16/02          I               1,043,750     A     (1)      2,252,469(2)   D
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                                                                                       211,463(3)   1         By Trust
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

                                                                 SEC 1474 (7-96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                 10.
                                                                                                      9.         Owner-
                                                                                                      Number     ship
                                                                                                      of         Form
             2.                                                                                       Deriv-     of
             Conver-                 5.                                   7.                          ative      Deriv-     11.
             sion                    Number of                            Title and Amount            Secur-     ative      Nature
             or                      Derivative         6.                of Underlying       8.      ities      Secur-     of
             Exer-             4.    Securities         Date              Securities          Price   Bene-      ity:       In-
             cise   3.       Trans-  Acquired (A)       Exercisable and   (Instr. 3 and 4)    of      ficially   Direct     direct
             Price  Trans-   action  or Disposed        Expiration Date   ----------------    Deriv-  Owned      (D) or     Bene-
1.           of     action   Code    of(D)              (Month/Day/Year)            Amount    ative   at End     In-        ficial
Title of     Deriv- Date     (Instr. (Instr. 3,         ----------------            or        Secur-  of         direct     Owner-
Derivative   ative  (Month/  8)      4 and 5)            Date     Expira-           Number    ity     Month      (I)        ship
Security     Secur- Day/     ------  ------------        Exer-    tion              of        (Instr. (Instr.    (Instr.    (Instr.
(Instr. 3)   ity    Year)    Code V   (A)    (D)         cisable  Date     Title    Shares    5)      4)         4)         4)
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

Stock Option
(Right to
Buy)                10/16/02 A       1,043,750           (4)      (4)     Common   1,043,750 $0.20    2,143,751   D
                                                                          Stock
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
Explanation of Responses:

(1) Issued under the 24/7 Real Media, Inc. 2002 Stock Incentive Plan, vested immediately.
(2) Includes 41,666 shares of restricted stock that vest 25% on January 1, 2001, and 6 1/4%, quarterly thereafter, all of such shares were issued pursuant to 24/7 Media, Inc.'s 1998 Stock Incentive Plan and are subject to forfeiture thereunder.
(3) Represents shares held by a family trust, over which the reporting person has dispositive power and voting power.
(4) Issued under the 24/7 Real Media, Inc. 2002 Stock Incentive Plan, vesting immediately.



By /s/ David J. Moore                                    October 22, 2002
  -----------------------------------------            -----------------------
      **Signature of Reporting Person                           Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.